Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-229783-06

**PXG DETAILS** $1.025+bln Mercedez-Benz Auto Lease Trust 2021-B (MBALT 2021-B)
Joint Leads: J.P. Morgan (struc), BNP, Societe Generale
Co-Managers: Deutsche Bank, Wells Fargo

CL	$AMT(MM)	WAL	S&P/F	P.WIN	E.FIN	L.FIN	PRICED	YLD%	CPN%	$PX

A-1	264.600	0.30	**RETAINED**
A-2	452.600	1.06	AAA/AAA	8-19	01/23	01/24	EDSF+5	0.228	0.22	99.99162
A-3	452.600	2.07	AAA/AAA	19-31	01/24	11/24	IntS+8	0.404	0.40	99.99245
A-4	120.120	2.66	AAA/AAA	31-34	04/24	03/27	IntS+6	0.516	0.51	99.98560

Expected Settle : 06/29/21	Registration : SEC Registered
First Pay Date : 07/15/21	ERISA :	A1 : N/A
Ticker : MBALT 2021-B		A2-A4: Yes
Expected Pricing : Priced	Pxing Speed : 100% PPC to maturity
ABS-15G Filing : Mon, 06/14	Min Denoms : $1k x $1k
Bill & Deliver : J.P. Morgan

CUSIPs:
A-1 : 58769KAA2	Available Information:
A-2 : 58769KAC8	* Preliminary Prospectus: Attached
A-3 : 58769KAD6	* Ratings FWP : Attached
A-4 : 58769KAE4	* Netroadshow.com : MBALT21B
* IntexNet/CDI : Separate Msg

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.